Exhibit 99.1

NewMarket Reports Earnings Up 18% over 1Q 2006

Richmond, VA, April 24, 2007—NewMarket Corporation (NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the first quarter of 2007.

Net income for the first quarter of 2007 was $16.2 million or $.93 per share, a significant improvement of 18 percent over net income for the first quarter 2006 of $13.8 million or $.79 per share. The results include continuing improvements in our petroleum additives segment, shipment timing benefits in our TEL segment, and lower interest expense from our new debt structure which was put in place in December of last year.

Petroleum additives net sales for the first quarter 2007 grew to $307.2 million compared to net sales for the first quarter last year of $299.5 million. Operating profit for the petroleum additives segment for the first quarter of this year improved to $29.0 million, an increase of 13 percent over operating profit in the first quarter 2006 of $25.7 million. The improved profit is reflected across most petroleum additive product lines and includes the benefit of our progress in restoring margins on certain products through the introduction of more cost effective product solutions for our customers, as well as the benefit from price increases which were instituted during 2006. Shipments for the quarter were down compared to last year’s first quarter. This quarter’s shipments were slightly below our expectations, but within the seasonal variation that is typical for this time of year. We believe there may have been some inventory adjustments made by our customers over the last two quarters and expect shipments to improve in the second quarter.

Operating profit for the TEL segment for the first quarter of this year increased to $1.9 million compared to operating profit for the first quarter of last year of $0.2 million. The improved earnings in this year’s first quarter reflect higher shipments; however, we believe this is predominately due to the timing of customer orders. We continue to expect lower shipments for 2007 versus 2006, as the demand for the product continues to decline.

This quarter also benefited from the restructuring of our debt in December of 2006. Our new 7.125% senior notes were in place all quarter. The benefit of the lower interest expense of these senior notes is approximately $900 thousand before tax in the quarter to quarter comparison. Our cash on hand increased over $12 million since the end of 2006, while we spent almost $11 million on capital expenditures.

Foundry Park I, LLC is into the pre-construction phase of the office building for MeadWestvaco. We have assembled an excellent team to assist us in the development and construction. We expect to borrow approximately 85% of the cost of the construction and will be capitalizing the cost and interest throughout the building project. We anticipate that the project will be completed by the end of 2009, at which time we expect it to be accretive to our earnings.

We are pleased with the progress on all of the activities underway in the company, as we continue to find ways to bring value to our customers and shareholders. Our petroleum additives business continues to operate its plants at high rates. While many of our raw materials remain in tight supply, we are working diligently with our customers to ensure ongoing security of supply and to develop new products for their businesses.

Sincerely,

Thomas E. Gottwald

As a reminder, a conference call and Internet web cast is scheduled for 11:00 a.m. EDT on Friday, April 27, 2007 to review first quarter 2007 financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until May 4, 2007 at 11:59 EDT by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 286. The conference ID number is 238238. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; Innospec’s noncompliance with the terms of the TEL marketing and supply agreement; failure to prevail in our arbitrations with Innospec; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2006 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended March 31
	2007	2006
Net sales:
Petroleum additives	$307.2	$299.5
Tetraethyl lead	2.6	2.4

Total	$309.8	$301.9

Segment operating profit:
Petroleum additives	29.0	25.7
Tetraethyl lead	1.9	0.2
Contract manufacturing and other	0.4	1.1

Segment operating profit	31.3	27.0
Corporate unallocated expense	(3.9)	(3.0)
Interest expense	(3.0)	(3.9)
Other income, net	0.4	0.6

Income before income taxes	$24.8	$20.7

Net income	$16.2	$13.8

Basic earnings per share	$0.94	$0.80

Diluted earnings per share	$0.93	$0.79

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended March 31
	2007	2006
Net sales	$309,796	$301,950
Cost of goods sold	240,367	237,946

Gross profit	69,429	64,004

Operating profit from TEL marketing agreements services	3,481	1,338

Selling, general, and administrative expenses	26,755	24,798
Research, development, and testing expenses	18,811	16,566

Operating profit	27,344	23,978

Interest and financing expenses	2,962	3,906
Other income, net	390	597

Income before income taxes	24,772	20,669
Income tax expense	8,530	6,897

Net income	$16,242	$13,772

Basic earnings per share	$0.94	$0.80

Diluted earnings per share	$0.93	$0.79

Shares used to compute basic earnings per share	17,294	17,122

Shares used to compute diluted earnings per share	17,412	17,394

Cash dividends declared per share	$0.125	$0.125

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31 2007 (unaudited)	December 31 2006
ASSETS
Current assets:
Cash and cash equivalents	$72,901	$60,300
Restricted cash	210	240
Trade and other accounts receivable, less allowance for doubtful accounts ($835—2007; $835—2006)	185,523	198,243
Inventories	180,390	185,581
Deferred income taxes	12,927	12,277
Prepaid expenses	8,565	5,319

Total current assets	460,516	461,960

Property, plant and equipment, at cost	766,584	751,355
Less accumulated depreciation and amortization	595,656	589,241

Net property, plant and equipment	170,928	162,114

Prepaid pension cost	103	85
Deferred income taxes	29,277	30,088
Other assets and deferred charges	38,747	38,838
Intangibles, net of amortization	50,170	51,708

Total assets	$749,741	$744,793

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$83,618	$81,623
Accrued expenses	47,809	59,692
Dividends payable	2,162	2,162
Book overdraft	3,368	2,549
Long-term debt, current portion	702	691
Income taxes payable	12,879	13,466

Total current liabilities	150,538	160,183

Long-term debt	152,319	152,748
Other noncurrent liabilities	129,440	130,460

Shareholders’ equity
Common stock and paid in capital (without par value) Issued—17,295,860 in 2007 and 17,289,860 in 2006	88,290	88,263
Accumulated other comprehensive loss	(45,230)	(47,165)
Retained earnings	274,384	260,304

	317,444	301,402

Total liabilities and shareholders’ equity	$749,741	$744,793